Exhibit 10.27
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made by and between Brian Sprague (“Employee”) and MaxLinear, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Employee was employed by the Company as an at-will employee pursuant to an offer letter dated June 27, 2011;
WHEREAS, Employee signed an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on July 5, 2011 as amended pursuant to Section 17 hereof (the “Confidentiality Agreement”);
WHEREAS, Employee signed an Indemnification Agreement with the Company on July 5, 2011 (the “Indemnification Agreement”);
WHEREAS, Employee signed a Change in Control and Severance Agreement with the Company effective April 22, 2013 (the “Severance Agreement”);
WHEREAS, the Company and Employee have entered into those agreements relating to the grant of stock options and restricted stock units pursuant to the Company’s 2010 Equity Incentive Plan (the “2010 Plan”) as described in Appendix I attached hereto (the “Stock Agreements”);
WHEREAS, Employee terminated from employment with the Company effective December 15, 2014 (the “Termination Date”);
WHEREAS, subject to the terms and conditions of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”), Employee will provide certain transition services to the Company as a consultant from the Termination Date through August 31, 2015 (or such earlier date determined in accordance with the Consulting Agreement) (the “Services”);
WHEREAS, the Parties acknowledge and agree that there will be no break in Employee’s service to the Company between the Termination Date and Employee’s commencement of the Services; and
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS
1.Consideration.
a.Severance. The Company agrees to pay Employee severance in a lump sum payment amount equal to $84,307.48, less applicable withholding. This payment will be made to Employee on the first regularly scheduled payroll date following the Effective Date.
b.Transition Services. Commencing immediately following the Termination Date, Employee agrees to provide consulting services to the Company pursuant to the terms of the Consulting Agreement. The Parties acknowledge and agree that there will be no break in Employee’s service to the Company between the Termination Date and Employee’s commencement of such consulting services; Employee will not cease to be a Service Provider (as such term is defined in the 2010 Plan) as a result of such transition; and for so long as Employee continues to provide Services pursuant to the Consulting Agreement, Employee will continue to vest in the equity incentive awards represented by the Stock Agreements. As consideration for these services, the Company shall pay Employee, acting in his consulting capacity, compensation as set forth in the Consulting Agreement. Nothing in this Agreement or the Consulting Agreement pertaining to Employee’s anticipated role as a Consultant shall in any way be construed to constitute Employee as a continuing agent, officer, employee, or representative of the Company, and Employee shall perform the services under the Consulting Agreement solely as an independent contractor. For purposes of this Agreement, the term during which the consulting services are provided is referred to as the “Consulting Term.”
2.    Bonus. Employee shall be eligible to receive any bonuses for calendar year 2014 to which he would otherwise be entitled if he had remained an employee of the Company on December 31, 2014 and through the applicable bonus payment date with such bonus amounts (if any) to be determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion and pursuant to the terms and conditions of the Company’s Executive Incentive Bonus Plan and the goals and objectives previously established for the 2014 corporate performance period thereunder. Any such bonuses, less applicable withholding, will be paid to Employee, in a form of payment determined in the sole discretion of the Company (including through payment of stock) on the same day that such bonuses are paid to other Company employees. Notwithstanding the foregoing, any bonus payment to which Employee may be entitled in accordance with this Section 2 shall be paid on or before March 15, 2015.
3.    Stock. The Parties agree that for purposes of determining the number of shares of the Company’s Class A Common Stock that Employee is entitled to purchase or receive from the Company pursuant to the Stock Agreements, Employee will continue to vest through the end of Consulting Term as described in the Consulting Agreement attached as Exhibit A. Employee acknowledges that as of the Termination Date, Employee will have vested in the equity incentive awards subject to the Stock Agreements to the extent set forth in Appendix I attached hereto. Employee’s equity awards, including the exercise of Employee’s vested options, shall continue to be governed by the terms and conditions of the 2010 Plan and the applicable Stock Agreements.

4.    Final Paycheck and Receipt of All Benefits. On the Termination Date, the Company shall pay Employee all unpaid salary and accrued vacation due and owing for the period ending on the Termination Date. In addition, the Company shall pay all expense reimbursements for which Employee has submitted evidence of reimbursable expense in accordance with the Company’s policy. Employee acknowledges and represents that, other than the consideration and benefits set forth in this Agreement and the Consulting Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.
5.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;
f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h.    any and all claims for attorneys’ fees and costs. Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release, and nothing in the Supplemental Release referenced in Section 8, shall be construed to extinguish future obligations of the Company pursuant to the Indemnification Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 19, except as required by applicable law. Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.
6.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21‑day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21‑day period.

7.    California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
8.    Supplemental Release. Upon termination of the Consulting Agreement and subject to the Company’s satisfaction of all material obligations pursuant to this Agreement and the Consulting Agreement, Employee agrees to execute the Supplemental Release attached hereto as Exhibit B (“Supplemental Release”). Employee agrees that his failure to execute and return the Supplemental Release within five (5) business days of the termination of the Consulting Agreement shall entitle the Company to immediately recover and/or cease providing the consideration promised in the Consulting Agreement.
9.    No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
10.    Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.
11.    Intentionally Left Blank.
12.    Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all property belonging to the Company.
13.    No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to notify the Company promptly upon receipt of any such subpoena or court order, and to furnish, within five (5) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

14.    Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall confirm only the Employee’s last position and dates of employment. The Company agrees to refrain from any disparaging statements about Employee or his work history, job performance, competence, or character. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company.
15.    Breach. Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, except as provided by law.
16.    No Admission of Liability. Each Party understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by either Party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
17.    Non-Solicitation. To the fullest extent permitted by applicable law, Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company. The provisions of this Section 17 shall supersede and replace the provisions of Section 7 of the Confidentiality Agreement (provided that all other terms and conditions of the Confidentiality Agreement shall continue to have full force and effect in accordance with their terms).
18.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
19.    ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN ORANGE COUNTY, CALIFORNIA BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY

ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.
20.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.
21.    Section 409A. It is intended that this Agreement and the payment of all severance and other benefits shall be exempt from, or comply with, Section 409A of the Code (“Section 409A”) as a “short-term deferral” as set forth in Section 1.409A-1(b)(4) of the final regulations issued under Section 409A or such other exemption as may apply. To the extent not otherwise exempt from Section 409A, any payment pursuant to Section 2 is intended to, and will be construed and implemented so as to comply in all respects with, Section 409A, including with respect to Treasury Regulation 1.409A-3(b). It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2). With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Section 409A (as determined by the Company in its sole discretion), each of the following shall apply: (1) no reimbursement of expenses incurred by the Employee during any taxable year shall be made after the last day of the following taxable year of the Employee, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Employee in any other taxable year, and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
22.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
23.    No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
24.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
25.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
26.    Entire Agreement. This Agreement (including the Consulting Agreement) represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including, but not limited to, the Severance Agreement. Notwithstanding the foregoing, the Indemnification Agreement, the Stock Agreements, and the Confidentiality Agreement shall remain in full force and effect in accordance with their terms.
27.    No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.
28.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.
29.    Effective Date. Employee shall have a period of twenty-one (21) calendar days after receipt of the final version of this Agreement as approved by counsel for the Parties in which to decide whether or not to sign this Agreement, and the Company shall have no right to revoke or modify the offer of this Agreement during that time. Employee understands that this Agreement shall be null and void if not executed by him within such period of twenty-one (21) calendar days. Employee shall have a period of seven (7) calendar days after he has signed this Agreement in which to revoke his acceptance. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as Employee has not revoked his acceptance before that date (the “Effective Date”).
30.    Counterparts. This Agreement may be executed in counterparts and by facsimile or electronic means, and each counterpart signature page transmitted by facsimile or electronic means shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

31.    Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:
a.    He has read this Agreement;
b.    He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;
c.    He understands the terms and consequences of this Agreement and of the releases it contains; and
d.    He is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Brian Sprague, an individual		MAXLINEAR, INC.

/s/ Brian Sprague	By:	/s/ Kishore Seendripu
Brian Sprague		Kishore Seendripu
Chief Executive Officer

Date: December 15, 2014		Date: December 15, 2014

Appendix I Stock Agreements

Grant Number	Grant Date	Award Type	Award Agreement (collectively, the “Stock Agreements”)	Total Shares of Class A Common Stock Subject to Award	Exercise Price	Vested or Released Shares as of December 15, 2014	Unvested as of December 15, 2014
00001116	08/12/2011	Option	Stock Option Agreement	137,500	$5.1000	117,447	20,053
00001259	05/10/2012	Option	Stock Option Agreement	80,000	$4.8100	40,000	40,000
00002305	05/14/2013	Option	Stock Option Agreement	71,186	$6.9300	17,797	53,389
00003013	06/02/2014	Option	Stock Option Agreement	33,402	$9.2300	4,175	29,227
00001115	08/06/2011	RSU	Restricted Stock Unit Award Agreement	68,750	N/A	55,859	12,891
00001269	05/10/2012	RSU	Restricted Stock Unit Award Agreement	40,000	N/A	20,000	20,000
00002294	05/14/2013	RSU	Restricted Stock Unit Award Agreement	33,227	N/A	8,307	24,920
00002947	06/02/2014	RSU	Restricted Stock Unit Award Agreement	28,316	N/A	3,539	24,777

EXHIBIT A
MAXLINEAR, INC. CONSULTING AGREEMENT
This Consulting Agreement (“Consulting Agreement”) is made and entered into as of December 15, 2014 and will become effective December 15, 2014 (“Effective Date”), by and between MaxLinear, Inc. (or “Company”), and Brian Sprague (“Consultant”). In order to ensure a smooth transition of Consultant’s former duties and responsibilities, Company desires to retain Consultant as an independent contractor to perform consulting services for Company, and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:
1.    SERVICES AND COMPENSATION
Consultant shall perform the services described in Appendix A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Appendix A for Consultant’s performance of the Services. Subject to Section 4 below, the Company acknowledges that Consultant may engage in other employment, consulting work, or other business activities during the term of this Consulting Agreement, and Company will make reasonable efforts to accommodate Consultant’s schedule in requesting Services under this Consulting Agreement.
2.    CONFIDENTIALITY
(a)    Definition. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.
(b)    Non-Use and Non-Disclosure. Consultant shall not, during or subsequent to the term of this Consulting Agreement, use Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company or disclose Company’s Confidential Information to any third party. It is understood that said Confidential Information will remain the sole property of Company. Consultant further shall take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which: (1) is known to Consultant at the time of disclosure to Consultant by Company, as evidenced by written records of Consultant; (2) has become publicly known and made generally available through no wrongful act of Consultant; or (3) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.
(c)    Former Employer’s or Client’s Confidential Information. Consultant agrees that Consultant shall not, during the term of this Consulting Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant shall not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant shall indemnify and hold Company harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s use of the work product of Consultant under this Consulting Agreement.
(d)    Third Party Confidential Information. Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Company and such third parties, during the term of this Consulting Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.
(e)    Return of Materials. Upon the termination of this Consulting Agreement, or upon Company’s earlier request, Consultant shall deliver to Company all of Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.
1.    OWNERSHIP
(a)    Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets, if any, conceived, made or discovered by Consultant, solely or in collaboration with others, during the term of this Consulting Agreement through the use of the Company’s equipment, supplies, facilities, or trade secrets and which relate in any manner to the business of Company (collectively, “Work Product”), are the sole property of Company. Consultant further shall assign (or cause to be assigned) and does hereby assign fully to Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.
(b)    Further Assurances. Consultant shall assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the termination of this Consulting Agreement.
(c)    Pre-Existing Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (1) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (2) Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

(d)    Attorney in Fact. Where Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to Company above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.
(e)    Warranty. Consultant hereby represents and warrants that: (1) all Work Product will be the original work of Consultant; (2) the Work Product will not infringe the copyright, patent, trade secret, or any other intellectual property right of any third party; (3) the Work Product will not be obscene, libelous, or violate the right of privacy or publicity of any third party; (4) the Work Product will not contain any virus, trap door, worm, or any other device that is injurious or damaging to software or hardware used in conjunction with the Work Product; (5) any software or data portions of the Work Product will operate correctly and consistently; and (6) Company shall retain and own all right, title and interest in and to all Work Product and any information delivered and/or shared hereunder.
2.    CONFLICTING OBLIGATIONS
Consultant represents and warrants that Consultant has no current agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Consulting Agreement, Consultant’s obligations to the Company under this Consulting Agreement, and/or Consultant’s ability to perform the Services (including, without limitation, relationships with the Company’s competitors, partners, or customers). During the term of this Consulting Agreement, Consultant agrees that he will provide written notice to the Company’s Chief Executive Officer prior to entering into any employment, consulting, or advisory relationship that constitutes a Conflicting Relationship (as defined below). Without violating any confidentiality obligations of Consultant to third parties or disclosing to the Company any confidential or proprietary information of any third party, Consultant’s written notice shall describe the nature of Consultant’s proposed relationship and, if applicable, the basis for Consultant’s view that such relationship does not create a conflicting obligation with respect to the Company. The Company shall then submit (within 24 hours) such notice to the Company’s Board of Directors, who shall, in their sole and absolute discretion, determine whether the Conflicting Relationship is or could reasonably be determined to be adverse to the interests of the Company and its stockholders. The Company shall notify Consultant in writing of the Board of Directors’ determination within 24 hours of its being made, and Consultant shall then have 24 hours to notify the Company in writing of his decision to pursue such Conflicting Relationship. In the event Consultant fails to deliver such written notice within 24 hours or indicates his intent to accept the Conflicting Relationship, this Agreement shall be deemed terminated for Cause (as contemplated pursuant to Section 5 below) with effect from the date of Consultant’s initial written notice. For purposes of this Consulting Agreement, a “Conflicting Relationship” means any employment, consulting, or advisory relationship of any kind or character with any of Broadcom Corporation, NXP Semiconductors N.V., Silicon Laboratories Inc., or Entropic Communications Inc. (or any of the foregoing entities’ subsidiaries or affiliated entities) that relates directly or indirectly to such entities’ current or future products or businesses in the following markets: (i) tuners or tuner-demodulators, amplifiers, Multimedia Over Coaxial (MoCA) radio technologies for terrestrial, cable, or satellite applications; (ii) satellite LNB (low-noise block)

technologies; and (iii) any and all markets for which the Company had products in production or development  as of December 15, 2014.
3.    TERM AND TERMINATION
(a)    Term. This Consulting Agreement will commence on the Effective Date and will continue until the earlier of (i) August 31, 2015 or (ii) termination as provided in Section 5(b) below (the “Consulting Term”).
(b)    Termination. The Company may terminate this Consulting Agreement upon giving Consultant fourteen (14) days prior written notice of such termination. If the Company terminates Consultant’s consulting relationship with the Company prior to August 31, 2015, and such termination is for reasons other than for Cause, then, subject to Consultant’s signing and not revoking the Supplemental Release, and such Supplemental Release’s becoming effective and irrevocable within five (5) days of Consultant’s termination or such earlier deadline required by the Supplemental Release (such deadline, the “Supplemental Release Deadline”), then (i) Consultant will receive a single lump sum payment (less applicable withholding taxes) in an amount equal to the amount of compensation that Consultant would have received pursuant to Section 3.A. of Appendix A had the Consulting Agreement continued until August 31, 2015, and (ii) the vesting of Consultant’s then outstanding equity awards will accelerate as to that number of shares that would have vested had Consultant continued to provide services through August 31, 2015 (together, the “Additional Benefit”). The cash portion of the Additional Benefit will be paid within five (5) days following the date the Supplemental Release becomes effective and irrevocable. Notwithstanding the foregoing, and subject to the Supplemental Release’s becoming effective and irrevocable by the Supplemental Release Deadline, any severance payments or benefits under this Consulting Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 6(o) below) shall be paid on the sixtieth (60th) day following Consultant’s “separation from service” within the meaning of Section 409A. For purposes of clarification, if this Consulting Agreement is terminated for Cause, then, in all cases, (i) subject to any outstanding obligations under Section 5(c)(i) of this Consulting Agreement, the Company’s obligations specified in Section 3 (Compensation) of Appendix A of this Consulting Agreement shall immediately cease as of the date of termination, (ii) the vesting of Consultant’s then outstanding equity awards shall immediately cease as of the date of termination, and (iii) the Additional Benefit will not be provided. Notwithstanding the foregoing or anything else to the contrary in this Consulting Agreement (including, without limitation, Section 5(c)(i)), in the event of a termination for Cause pursuant to clause (ix) below, Consultant shall not be entitled to any compensation pursuant to this Consulting Agreement, including without limitation, any entitlement to cash compensation as set forth Appendix A hereof, and the vesting of all equity incentive awards subject to the Stock Agreements (as defined in the Separation Agreement) shall immediately cease.
For purposes of this Consulting Agreement, “Cause” will mean:
(i)    Consultant’s willful and continued failure to perform the Services in accordance with this Consulting Agreement (other than as a result of Consultant’s illness or injury) after there has been delivered to Consultant a written demand for performance from the Company’s Chief Executive Officer that describes the basis for the Chief Executive Officer’s belief that Consultant has willfully and continually failed to perform the Services and which provides Consultant with a reasonable period (as determined in the sole discretion of the Chief Executive Officer, but not to exceed twenty (20) days) to take corrective action;

(ii)    Any willful and knowing misrepresentation made by Consultant to any of the Company’s current or prospective customers, suppliers, partners or employees in the course of performing the Services, provided that the Company shall provide Consultant written notice of such misrepresentation and, if in the opinion of the Company’s Chief Executive Officer, reasonably held, such misrepresentation is capable of cure, the opportunity to cure such misrepresentation within five (5) business days (the determination whether such misrepresentation has been cured being in the discretion of the Company’s Board of Directors in accordance with the adjudication process described below);
(iii)    Consultant’s conviction of, or plea of nolo contendere to, a felony that the Chief Executive Officer reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;
(iv)    Except with the Company’s prior written consent, Consultant’s entering into a Conflicting Relationship as contemplated pursuant to Section 4 above;
(v)    Consultant’s being found liable for violation of federal securities laws in any Securities and Exchange Commission or other civil or criminal proceeding (regardless of whether or not Consultant admits or denies liability), which the Chief Executive Officer determines, in his or her reasonable discretion, will have a material detrimental effect on the Company’s reputation or business;
(vi)    Intentionally Left Blank;
(vii)    Consultant’s material breach of the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement dated July 5, 2011 (as amended pursuant to Section 17 of the Separation Agreement) or the Separation Agreement and Release dated as of the date hereof (the “Separation Agreement”); provided that the Company shall provide Consultant written notice of such breach and, if in the opinion of the Company’s Chief Executive Officer, reasonably held, such breach is capable of cure, the opportunity to cure such breach within five (5) business days (the determination whether such breach has been cured being made in the discretion of the Company’s Board of Directors in accordance with the adjudication process described below);
(viii) Consultant’s (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Company’s Board of Directors (the “Board”) or any governmental or self-regulatory entity (an “Investigation”), provided that Consultant’s failure to waive attorney-client privilege relating to communications with Consultant’s own attorney in connection with an Investigation will not constitute “Cause”; or
(ix)    Consultant’s revocation of the Separation Agreement in accordance with Section 29 thereof.
Other than in connection with a termination pursuant to (iii) or (ix), or pursuant to (iv) above (for which the procedural provisions of Section 4 shall apply), Consultant shall receive written notice detailing the purported cause and an opportunity to be heard before the Company’s Board of Directors (the “Board”) with Consultant’s own attorney before any termination for Cause is deemed effective. The Board shall in good faith determine whether “Cause” exists to terminate this Consulting Agreement as contemplated herein. Notwithstanding anything to the contrary herein, the Board may immediately suspend all access to Company information, employees and business. If Consultant avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may terminate Consultant for Cause.
(c)    Survival. Upon a termination of this Consulting Agreement, all rights and duties of the parties toward each other will cease except:
(i)    Company shall pay, within 10 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation);
(ii)    In the event of a termination by the Company without Cause, the Company’s obligations specified in Section 5(b) with respect to payment for Services and accelerated vesting shall survive such termination;
(iii)    Sections 2 (Confidentiality), 3 (Ownership), 5 (Term and Termination), and 6 (Miscellaneous) will survive termination of this Consulting Agreement; and
(iv)    The following agreements between the Company and Consultant shall remain in full force and effect in accordance with their terms: (i) the Separation Agreement and Release entered into by the parties as of the date hereof (the “Separation Agreement”); (ii) the Confidentiality Agreement (as defined in the Separation Agreement); (iii) the Indemnification Agreement (as defined in the Separation Agreement); and (iv) the Stock Agreements (as defined in the Separation Agreement).
(d)    Supplemental Release. Upon termination of the Consulting Agreement and subject to the Company’s satisfaction of its obligations under this Consulting Agreement and the Separation Agreement, Consultant agrees to execute the Supplemental Release attached hereto as Exhibit B (“Supplemental Release”). Consultant agrees that his failure to execute and return the Supplemental Release within five (5) business days of the termination of the Consulting Agreement shall entitle the Company to immediately recover and/or cease providing the consideration promised in the Consulting Agreement and Consultant will not be entitled to receive any additional payments or benefits under this Consulting Agreement (including the Additional Benefit).
4.    MISCELLANEOUS
(a)    Services and Information Prior to Effective Date. All Services performed by Consultant and all information and other materials disclosed between the parties after the Effective Date shall be governed by the terms of this Consulting Agreement.
(b)    Nonassignment/Binding Agreement. The parties acknowledge that the unique nature of Consultant’s services is substantial consideration for the parties’ entering into this Consulting Agreement. Neither this Consulting Agreement nor any rights under this Consulting Agreement may be assigned or otherwise transferred by Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company, which consent will not be unreasonably withheld. Subject to the foregoing, this Consulting Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

(c)    Intentionally Left Blank.
(d)    Intentionally Left Blank.
(e)    Notices. Any notice or other communication required or permitted by this Consulting Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, (ii) upon transmission of electronic mail in the case of the Company to its Chief Executive Officer and if to Consultant to the e-mail address provided by Consultant to the Company in his notice of resignation, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.
(i)    If to the Company, to:
MaxLinear, Inc.
5966 La Place Court
Suite 100
Carlsbad, California 92008
Attention: Chief Executive Officer
(ii)    If to Consultant, to the address for notice on the signature page to this Consulting Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.
(f)    Waiver. Any waiver of the provisions of this Consulting Agreement or of a party’s rights or remedies under this Consulting Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Consulting Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Consulting Agreement and will not in any way affect the validity of the whole or any part of this Consulting Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Consulting Agreement will preclude the enforcement by such party of any other right or remedy under this Consulting Agreement or that such party is entitled by law to enforce.
(g)    Severability. If any term, condition, or provision in this Consulting Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Consulting Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law. Notwithstanding, to the extent the Company’s obligation to pay the compensation provided for under this Consulting Agreement is found to be invalid, unlawful or unenforceable, and the Parties fail in good faith to agree to an amendment that preserves, as far as possible, the intentions expressed in this Consulting Agreement, the Parties shall not be further bound by the remaining terms, conditions or provisions of this Consulting Agreement.
(h)    Integration. This Consulting Agreement, the Supplemental Release, and the Separation Agreement contain the entire agreement of the parties with respect to the subject matter of this Consulting Agreement and supersede all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Consulting Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Consulting Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Consulting Agreement may not be amended, except by a writing signed by both parties.
(i)    Intentionally Left Blank.
(j)    Counterparts. This Consulting Agreement may be executed in counterparts and transmitted electronically, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.
(k)    Governing Law. This Consulting Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.
(l)    Independent Contractor. It is the express intention of the parties that Consultant is an independent contractor. Nothing in this Consulting Agreement, including the election of the Rules in the arbitration provision, will in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant shall perform the Services hereunder as an independent contractor. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant shall furnish (or reimburse Company for) all tools and materials necessary to accomplish this contract, and will incur all expenses associated with performance, except as expressly provided on the applicable Statement of Work. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Consulting Agreement, and Consultant acknowledges its obligation to pay all self-employment and other taxes thereon.
(m)    Benefits. With the exception of any benefits listed in this Consulting Agreement or the Separation Agreement, Consultant acknowledges that Consultant will receive no Company-sponsored benefits from Company either as a Consultant or employee, where benefits include without limitation paid vacation, sick leave, medical insurance, welfare plan, and retirement plan and 401(k) plan participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits, even if, by the terms of Company’s benefit plans in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.
(n)    Attorney’s Fees. In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Consulting Agreement, the prevailing party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that party may be entitled.
(o)    Code Section 409A.
Any amount paid under this Consulting Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall not constitute

Deferred Compensation Separation Benefits for purposes of the paragraph below, and consequently will be paid to Consultant promptly following termination as required by Section 5(b). It is intended that all cash severance payments under this Consulting Agreement, if any, satisfy the short-term deferral rule.
Notwithstanding anything to the contrary in this Consulting Agreement, the severance payable to Consultant, if any, pursuant to this Consulting Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not become payable under this Consulting Agreement until Consultant has a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”).
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

The parties have executed this Consulting Agreement below to indicate their acceptance of its terms.

BRIAN SPRAGUE		MAXLINEAR, INC.

By:	/s/ Brian Sprague	By:	/s/ Kishore Seendripu
Print Name:	Brian Sprague	Print Name:	Kishore Seendripu
Title:	Consultant	Title:	Chief Executive Officer

APPENDIX A
SERVICES AND COMPENSATION
1.Contact. Consultant’s principal Company contact:
Name: Kishore Seendripu
Title: Chief Executive Officer
2.    Services. The Services shall consist solely of Customer Introductions and Road Map Explanation (each as defined below):

•
Introductions of the Company’s Chief Executive Officer (i) by phone or email as the Company may request to key contacts at the Company’s customers with whom Consultant had a relationship during his prior employment with the Company and (ii) at the Company’s expense, by Consultant’s personal visit (not to exceed two business days) with the Company’s Chief Executive Officer to a key customer identified to Consultant by the Company in connection with the execution and delivery of this Consulting Agreement (“Customer Introductions”); and

•
Explanation to the Company’s Chief Executive Officer in person or by phone or email of the product road maps that Consultant developed and contributed to during his prior employment with the Company (“Road Map Explanation”).

Consultant shall provide Customer Introductions during the entire term of this Consulting Agreement. Consultant and Chief Executive Officer shall work together promptly after the execution and delivery of this Consulting Agreement to fix a date for the on-site customer visit that is reasonably acceptable to Consultant, the Company’s Chief Executive Officer, and the customer (including the individual contacts for whom the Company’s Chief Executive Officer has requested a personal meeting).
Except with respect to the on-site customer visit described herein and otherwise with Consultant’s consent, Consultant’s obligation to provide Services pursuant to this Consulting Agreement shall not exceed five (5) hours per week.
Consultant shall not be responsible if any requested introduction declines to accept a telephone call from or personal meeting with the Company’s Chief Executive Officer. Consultant shall only be required to use his reasonable best efforts to call such conversations or meetings to occur.
Consultant shall be obligated to provide Road Map Explanation only during the first ninety (90) calendar days after the execution and delivery of this Consulting Agreement.
Except with the consent of Consultant and to the extent required for purposes of Road Map Explanation, Company shall not require that Consultant assist in any manner in the development of customer or business strategies of the Company. The Company shall limit individual contact with Consultant pursuant to this Consulting Agreement to the Company’s Chief Executive Officer; Vice President of Human Resources; and such administrative, finance and stock administration personnel as may be reasonably necessary to ensure that the Company satisfies its obligations pursuant to this Consulting Agreement. In that regard, the Company shall use its commercially reasonable efforts to ensure that its Chief Executive Officer does not disclose to Consultant information originating after December 15, 2014 that relates to its business, products, operating results, strategic initiatives, or prospects and that would reasonably be expected to constitute “material non-public information” under applicable securities laws. Consultant is aware of his obligations under such laws, and notwithstanding any other provision of this Consulting Agreement or the Separation Agreement, Consultant shall be solely responsible for complying with applicable securities laws.
3.    Compensation.
A.    Subject in all cases to the terms and conditions set forth in the Consulting Agreement, the Company shall pay Consultant an aggregate of $66,250 in consideration for the Services, payable in nine equal monthly installments on the last day of each calendar month beginning on December 31, 2014.  Consultant shall be responsible for any and all tax liabilities related to such income.
B.    The Company will reimburse Consultant, in accordance with Company policy, for all reasonable and necessary business expenses incurred by Consultant in performing the Services pursuant to this Consulting Agreement, if Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.
In order to help prevent adverse tax consequences to Consultant under Section 409A, in no event will any payment under Section 3.A. of this Appendix be made later than March 15th of the calendar year following the calendar year in which such payment was earned.
All payments and benefits provided for under this Consulting Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Consulting Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

This Appendix A is accepted and agreed upon as of December 15, 2014.

CONSULTANT		MAXLINEAR, INC.

By:	/s/ Brian Sprague	By:	/s/ Kishore Seendripu
Name:	Brian Sprague	Name:	Kishore Seendripu
Title:	Consultant	Title:	Chief Executive Officer

EXHIBIT B – SUPPLEMENTAL RELEASE
Reference is made to the Separation Agreement and Release (the “Agreement”) dated December 15, 2014 between MaxLinear, Inc., a Delaware corporation (the “Company”), and Brian Sprague. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
In consideration of the mutual promises and consideration provided in the Agreement and the consideration set forth in Section 5(b) of the Consulting Agreement, the Employee hereby verifies and confirms his renewed agreement to the terms of that Agreement, including but not limited to the release and waiver of any and all claims relating to his employment with the Company, and further extends such release and waiver to any claims that may have arisen during the term of the Consulting Agreement attached as Exhibit A thereto, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age, disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, stock options, commissions, expenses, salary, bonuses, profit sharing or fringe benefits.
Employee acknowledges that as of the end of the Consulting Term, Employee has vested in the equity incentive awards subject to the Stock Agreements to the extent set forth in Appendix A attached hereto. The exercise of Employee’s vested options and issuance of shares pursuant to restricted stock unit awards shall continue to be governed by the terms and conditions of the 2010 Plan and the Stock Agreements.
IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

Brian Sprague, an individual

Dated: December 15, 2014	/s/ Brian Sprague
Brian Sprague

MAXLINEAR, Inc.

Dated: December 15, 2014	By	/s/ Kishore Seendripu
Kishore Seendripu
Chief Executive Officer

Appendix A Stock Agreements

Grant Number	Grant Date	Award Type	Award Agreement (collectively, the “Stock Agreements”)	Total Shares of Class A Common Stock Subject to Award	Exercise Price	Vested or Released as of August 31, 2015*	Unvested as of August 31, 2015*
00001116	08/12/2011	Option	Stock Option Agreement	137,500	$5.1000	137,500	0
00001259	05/10/2012	Option	Stock Option Agreement	80,000	$4.8100	60,000	20,000
00002305	05/14/2013	Option	Stock Option Agreement	71,186	$6.9300	35,594	35,592
00003013	06/02/2014	Option	Stock Option Agreement	33,402	$9.2300	10,438	22,964
00001115	08/06/2011	RSU	Restricted Stock Unit Award Agreement	68,750	N/A	68,750	0
00001269	05/10/2012	RSU	Restricted Stock Unit Award Agreement	40,000	N/A	30,000	10,000
00002294	05/14/2013	RSU	Restricted Stock Unit Award Agreement	33,227	N/A	16,614	16,613
00002947	06/02/2014	RSU	Restricted Stock Unit Award Agreement	28,316	N/A	8,848	19,468

* To be revised, as applicable, if Mr. Sprague terminates the Consulting Agreement or his services are terminated for Cause under the Consulting Agreement.